QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4(d)

        PROTECTIVE LIFE INSURANCE COMPANY        P. O. BOX 2606        BIRMINGHAM, ALABAMA        35202-2606

VARIABLE ACCOUNT ANNUAL BONUS ENDORSEMENT

        We are amending the Contract to which this endorsement is attached by adding the following provisions:

        Annual Bonus—Beginning on the {Nth} Contract Anniversary and continuing {through the Annuity Commencement Date} while the Contract remains in force, we will calculate an Annual Bonus and add that amount to the Contract Value. The Annual Bonus is calculated as of the end of the Valuation Period that includes the Contract Anniversary and will be added to the Contract Value as of the following Valuation Period.

        Calculating the Annual Bonus—We calculate the Annual Bonus by multiplying the Variable Account value as of the Contract Anniversary for which the bonus is being calculated by the Annual Bonus rate for that Contract Anniversary as shown on your Certificate or Schedule.

        Applying the Annual Bonus—We will add the Annual Bonus as of the Valuation Period immediately following the Valuation Period during which it was calculated. We will apply the bonus to the Contract according to the Purchase Payment allocation instructions in effect on that date, but the Annual Bonus will not be considered a Purchase Payment for any purpose.

        Signed for the company and made a part of the contract as of the Effective date.

PROTECTIVE LIFE INSURANCE COMPANY
/s/ DEBORAH J. LONG Deborah J. Long Secretary

QuickLinks

  Exhibit 4(d)
VARIABLE ACCOUNT ANNUAL BONUS ENDORSEMENT